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                                                                      EXHIBIT 11


                     GLOBAL DATATEL, INC. AND SUBSIDIARIES

                                   EXHIBIT II

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                    Year Ended December 31,
                                                   1 9 9 9           1 9 9 8
                                                   -------           -------

Basic earnings:

Net loss                                         $ (4,655,752)     $ (3,696,457)
                                                 ------------      ------------

Shares:
  Weighted common shares outstanding               22,352,926         6,836,755
                                                 ------------      ------------

Net loss per share                               $       (.21)     $       (.54)
                                                 ============      ============

Diluted earnings:

Net loss                                         $ (4,655,752)     $ (3,696,457)
                                                 ------------      ------------

Shares:
  Weighted common shares outstanding               22,352,926         6,836,755
  Employee stock options                                 --                --
  Other stock options                                    --                --
  Convertible note                                       --                --
                                                 ------------      ------------

Total weighted shares outstanding                  22,352,926         6,836,755
                                                 ------------      ------------

Diluted net loss per common share                $       (.21)     $       (.54)
                                                 ============      ============